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                                                                   Exhibit 10.37

                              GALILEO INTERNATIONAL

                     DISTRIBUTOR SALES AND SERVICE AGREEMENT



                                     between

                        Galileo International Partnership

                                       and




                                 _________, 1993



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                     DISTRIBUTOR SALES AND SERVICE AGREEMENT

                                Table of Contents


1.    INTRODUCTION

2.    DEFINITIONS

3.    DISTRIBUTORSHIP

4.    TERRITORIAL RIGHTS AND LIMITATIONS

5.    THE GALILEO SYSTEM AND THE NATIONAL SYSTEM

6.    DEVELOPMENT OF INTERNATIONAL PRODUCTS

7.    DEVELOPMENT OF NATIONAL PRODUCTS

8.    GALILEO MARKETING EFFORTS - VENDORS

9.    DISTRIBUTOR MARKETING EFFORTS - VENDORS

10.   VENDOR COORDINATION

11.   MARKETING EFFORTS - NATIONAL SUBSCRIBERS

12.   MULTINATIONAL SUBSCRIBERS

13.   REGULATORY REQUIREMENTS

14.   HARDWARE AND SOFTWARE PROVISION TO SUBSCRIBERS AND VENDORS

15.   PROVISION OF SOFTWARE PRODUCTS TO DISTRIBUTORS

16.   PROVISION OF DISTRIBUTION SERVICES

17.   PROVISION OF SUPPORT SERVICES

18.   TRAINING

19.   PAYMENTS

20.   REPORTING REQUIREMENTS

21.   PERFORMANCE STANDARDS

22.   TERM

23.   ARBITRATION

24.   CONFIDENTIALITY

25.   INTELLECTUAL PROPERTY

26.   FORCE MAJEURE AND LIABILITY

27.   ASSIGNMENT

28.   RELATIONSHIP OF THE PARTIES

29.   GOVERNING LAW AND JURISDICTION

30.   WAIVER AND AMENDMENT

31.   ENTIRE AGREEMENT

32.   NOTICES

      Attachment A

      Attachment B

      Attachment C

      Attachment D



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      Attachment E

      Attachment F



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                     DISTRIBUTOR SALES AND SERVICE AGREEMENT

         AGREEMENT, effective September 16, 1993, by and between GALILEO INTERNATIONAL PARTNERSHIP, a Delaware general partnership ("Galileo" or the "Partnership") and _____________________________ ("Distributor").


         33. Introduction: Galileo generates Distribution Services for use by Subscribers and Vendors and has established a network of distributors that shall be responsible for the marketing of its Distribution Services and for the provision of ongoing maintenance and support services. This Agreement specifies the terms and conditions under which Distributor will become a Galileo distributor of Distribution Services and is not intended by the parties to affect any other relationship between the parties or their Affiliates.

         34. Definitions: As used herein, the following terms will have the meanings set forth for each.

         Booking Fee Revenue. "Booking Fee Revenue" means all revenue received by Galileo from Vendors as a result of transactions in or through the Galileo System or a National System, including reservation bookings, cancellations, inquiries, or other Reservations Services.

         Galileo Network. "Galileo Network" means the Network provided by Galileo (up to and including the Gateway Router inside the Territory) for the provision of Galileo Network Services.

         Galileo Network Services. "Galileo Network Services" means those services that Galileo is obligated to perform pursuant to section 5 hereof.

         Galileo System. "Galileo System" means (i) the Galileo Computer System and (ii) the network of computer hardware, including central processing hardware and network hardware from the central site up to and including the Gateway Router, or such other connecting point in the Territory as may be agreed between Galileo and Distributor pursuant to Section 5 hereto.

         Gateway Router. "Gateway Router" means the hardware and software used to connect the Galileo Network to the National Network.

         Intellectual Property. "Intellectual Property" means all patents, trademarks, servicemarks, trade names, copyrights, know-how, processes, trade secrets, computer software (including without limitation all applications, operating systems and interface software, in object and source code form; all tapes, disks and other electronic or print media embodying or containing any software; all enhancements, improvements,



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modifications, and derivative versions of software; and all documentation related to the software and any modifications thereof) and any other intellectual property, and all licenses and rights with respect to the foregoing.

         International Product. "International Product" means a Reservations Service that is available from Galileo and meets the approved specifications for that product for the Territory as provided in section 6. Reservations Services provided for Air Vendors or in which Air Vendors participate, including air charter "seat only" flights, but excluding Limited Air Charters, will be International Products.

         Limited Air Charter. "Limited Air Charter" means an air charter service Vendor (other than "seat only" air charters) that is receiving Distribution Services through a National Product and for which Galileo does not offer a comparable International Product as determined pursuant to Clause 7. Once Galileo develops a Replacement Product to serve a particular air charter Vendor, such Vendor will no longer be considered a Limited Air Charter for the purposes of this Agreement.

         Multinational Subscriber. "Multinational Subscriber" means a Subscriber that operates locations both inside and outside the Territory.

         National CRS Rules. "National CRS Rules" means all rules and regulations, issued by any governmental authority having jurisdiction with respect to such issuance, applicable to the Territory.

         National Network. "National Network" means the Network owned or licensed by Distributor for the provision of network services to (i) Neutral Travel Providers located in the Territory, or (ii) any other Person contracting with Distributor for the provision of such network services.

         National Product. "National Product" means a Reservations Service, Accounting Service, or Commercial Service (i) that is not otherwise available from Galileo and (ii) that is developed or licensed at Distributor's cost. National Products will include products not otherwise available from Galileo that are developed by Galileo in accordance with section 7.B.

         National Subscriber. "National Subscriber" means a Subscriber that is located in the Territory, including any local branches, subsidiary, affiliate, or franchisee of a Multinational Subscriber.

         National System. "National System" means the network of computer hardware located between a Subscriber location and up to but excluding the Gateway Router or such other connecting point in each territory, as may be agreed between Galileo and Distributor pursuant to Clause 5.D hereto, and also excluding any data converter or protocol converter serving such Subscriber location, together with all necessary connections, System Software, equipment, and Application Software.



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         National Territory. "National Territory" or "Territory" means the territory in which Distributor is designated as a Distributor. Such Territory shall be as described on Attachment A hereto.

         NTP Revenue. "NTP Revenue" means all Vendor Revenue arising from computer transactions in or through the Galileo System by Neutral Travel Providers in the Territory.

         Other Customer Revenue. "Other Customer Revenue" means all Vendor Revenue arising from computer transactions in or through the Galileo System by Other Customers in the Territory.

         Override Agreement. "Override Agreement" means an agreement between Galileo and the principal office of a Multinational Subscriber governing Subscriber locations in more than one Territory.

         Replacement Product. "Replacement Product" means any Galileo product that is agreed by Distributor or otherwise approved by the NCC for deployment and that replaces or supersedes a National Product in accordance with the provisions of Paragraph 7.C.

         Revenue Customer. "Revenue Customer" means Other Customers of Group Members that generate Booking Fee Revenue.

         Vendor Revenue. "Vendor Revenue" means all revenue received by Galileo from Vendors, including without limitation all Booking Fee Revenue and other service charges or fees paid by Vendors from services provided by or through the Galileo System including Air and Non-Air (hotel, car, rail, ferry, cruise, tour, charter, and leisure), Apollo Headlines (net of OAG or similar commissions), multi-access fees, and including cancellations, inquiries, or other services but excluding any revenue generated from Spectrum.

         A. A reference to this Agreement is, unless the context otherwise requires, a reference to the Agreement including the Attachments hereto.

         B. All references to "Clauses" and "Attachments" are, unless otherwise stated, references to clauses hereof and attachments hereto.

         C. The Clause headings are for ease of reference only and shall not in any way affect the interpretation hereof.

         D. Unless the context otherwise requires, the singular includes the plural and vice versa.

         E. All capitalized terms used herein and not otherwise defined herein or in Annex I hereto will have the meanings provided in the Partnership Agreement or in the Computer Services Agreement attached thereto.



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         35. Distributorship: Galileo hereby appoints Distributor to market the
Distribution Services of Galileo. Distributor will market and provide Galileo's International Products to Distributor's National Subscribers. Distributor also will provide Distribution Services using the Galileo System to Other Customers of any Partner's Group Members which Other Customers are located in the Territory upon request by such Group Member, and, where the Galileo System is not used, may negotiate with such Group Members regarding support services similar to those described in section 17 hereof. Distributor may also market and provide National Products for Non-Air Vendors, or in which Non-Air Vendors participate, and for Limited Air Charter Services, as provided below. Distributor may also provide Cargo Services on behalf of itself or any Group Member to any Person. Distributor will have the ability to control the sales force of Distributor and will have the right to control decisions about National Product functionalities and services, as provided below. Subject to section 6 hereof, the Distributor shall be required to deploy all International Products in the Territory to all of its National Subscribers.


         36. Territorial Rights and Limitations:

         A. Distributor shall perform its responsibilities within the Territory to the best of its ability. Distributor shall solicit Neutral Travel Providers
(i) only in the Territory (except with respect to the Non-Neutral Travel Business of such Neutral Travel Providers) and (ii) with regard to International Products, only on behalf of Galileo. Distributor may market Distribution Services to Other Customers of Distributor or its Group Members world-wide. Upon the request of another distributor or that distributor's Group Members, Distributor will enter into a contract and provide Distribution Services using the Galileo System to Other Customers of such distributor or its Group Members within the Territory; provided, however, Group Members shall have the right (i) to market DAP Diskettes in the Territory, (ii) to request Distributor to distribute DAP Diskettes on behalf of such Group Member to its Other Customers and (iii) to distribute DAP Diskettes directly to its Other Customers in the Territory. Distributor may respond to approaches it receives from Subscribers (or potential Subscribers) wherever such Subscribers (or potential Subscribers) are located. Upon receipt of an inquiry from a Neutral Travel Provider (except with respect to the Non-Neutral Travel Business of such Neutral Travel Providers) with respect to providing Distribution Services outside the Territory, the Distributor shall give notice to the local distributor for such location(s) (the "Local Distributor") and to Galileo. If Distributor agrees to enter into an agreement for the provision of Distribution Services at such locations, the Local Distributor may elect to provide Distribution Services to such Neutral Travel Providers (except with respect to the Non-Neutral Travel Business of such Neutral Travel Providers) if the Local Distributor agrees to be bound by all terms (price, service, functionality, etc.) of the agreement between the Distributor and such Neutral Travel Providers (except with respect to the Non-Neutral Travel Business of such Neutral Travel Providers).



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         B. Subject to section 22 hereof, provided that notice of termination of this Agreement has not been served in accordance with the provisions of this Agreement, Galileo shall not permit any Person other than Distributor to solicit Neutral Travel Providers (except with respect to the Non-Neutral Travel Business of such Neutral Travel Providers) in the Territory for the purposes of the provision of Galileo's Distribution Services in the Territory except as expressly permitted by the Non-Competition Agreement described below and shall not itself solicit Subscribers for such purposes except as expressly permitted by this Agreement.

         C. Distributor shall, prior to entering into this Agreement, deliver to Galileo a Non-Competition Agreement in the form attached to the Combination Agreement as Exhibit 1R duly executed by (i) Distributor, (ii) any owner of Distributor that is a Partner of Galileo (if applicable), (iii) any of Distributor's Affiliates that is an airline, (iv) the Distributor's Ultimate Parent Entity and (v) any of Distributor's Affiliates that perform any of Distributor's obligations hereunder pursuant to Clause 27.A. hereof. Distributor shall deliver to Galileo as promptly as possible, but not later than 60 days following the date on which the event giving rise to this obligation shall occur, a Non-Competition Agreement in the form attached to the Combination Agreement as Exhibit 1R duly executed by any Affiliate of such Distributor (if applicable) that becomes an airline or its Ultimate Parent Entity after the date hereof.

         D. The provisions of this Clause are considered reasonable by Galileo and Distributor but in the event that any such provision shall be found to be void but would be valid if some part thereof were deleted or the period or area of application reduced such provision shall apply with such modification as may be necessary to make it valid and effective.

         E. Each of the parties signatory hereto accept and agree to be bound by
Article VIII of the Partnership Agreement.

         F. To the extent that any provision with respect to an International Product contained herein conflicts with a provision with respect to a Direct Access Product contract in Article VIII of the Partnership Agreement, such provision contained in Article VIII of the Partnership Agreement shall prevail.

         G. Distributor shall not offer Distribution Services in any territory listed in Attachment F, all of which are covered by existing distribution agreements between Galileo or one of its predecessors and a third party distributor, unless the prior written consents have been obtained. In the event of any conflict between this section and any other provision of this agreement, this section shall prevail.


         37. The Galileo System and the National System:



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         A. Galileo System/Network: Galileo will have complete responsibility for The Galileo System and the Galileo Network.

                  (i) Galileo will determine the technical direction and specifications of the Galileo System. Galileo will be responsible for the data center required to generate Galileo's Distribution Services and will be responsible for the software design and development activities for Distribution Services generated by the Galileo System.

                  (ii) Galileo will determine the technical direction and specifications of the Galileo Network. Galileo will be responsible for the Galileo Network and will establish the communications interface and message format requirements of the Galileo Network.

         B. National System/Network: Distributor will have complete responsibility for the National System and the National Network. Distributor will be responsible for the development and implementation of appropriate network technologies in the National Network that are compatible, on a technical basis, with the communications interface and message format requirements of the Galileo Network insofar as such requirements relate to the provision of Galileo's Distribution Services and International Products in the Territory. Distributor's responsibilities include, without limitation, the management of the National Network staff, the procurement of local telecommunications services, and the operation and maintenance of the National Network.

         C. Gateway Router: Galileo may place a single Gateway Router within the Territory. Such Gateway Router will be part of the Galileo Network and Galileo will bear all costs related to the provision and operation of the Gateway Router. If Galileo decides not to place a Gateway Router in the Territory, then Galileo and Distributor will work jointly to establish a single communications interconnection between the Galileo Network and the National Network and Galileo will pay the Cost associated with the provision and operation of such an interconnection.

         D. Distributed Processing: Galileo may, with Distributor's consent, transfer software applications logic from the Galileo System to Subscriber workstations or other computer equipment within the Territory for software utilized to provide Distribution Services for International Products, provided that such transfer reduces the costs or increases the effectiveness of Galileo, or of Distributor, or of both, without increasing the other party's costs, and provided, further, that Distributor's operations are not otherwise materially infringed or disrupted.


         38. Development of International Products: Galileo shall decide, in its sole discretion, which International Products to develop and the order and timing of deployment. Galileo will be responsible for the software design and development required to support and enhance the functionality and operating performance of Distribution Services related to



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International Products (including adaptation of the International Product to satisfy requirements and standards of the Territory). The adaptation of an International Product to meet the product specifications for the deployment of such International Product in the Territory shall be developed and performed by Galileo at its sole cost. Galileo will consult with the Distributor in preparing the product specifications to take into account the needs of the Territory. If the Distributor rejects the final proposed product specifications set by Galileo and Galileo is unwilling to make the modifications requested by Distributor, the Distributor may refer the issue to the National Distribution Coordinating Committee (the "NCC"). The NCC shall determine by a majority vote of its members, voting one vote per person and taking into account the extent to which the product is intended by Galileo for use in other territories: (i) whether deployment of the proposed International Product in the Territory would be commercially reasonable without additional modifications, or (ii) whether additional modifications to the final proposed specifications are necessary before that product is deployed in the Territory. The decision by the NCC that additional modifications are required prior to deployment will not obligate Galileo to undertake such modifications but Distributor will not be required to deploy that product until such modifications are made or the NCC subsequently votes that the product be deployed.


         39. Development of National Products:

         A. Distributor will control decisions about functionality and services (including Subscriber premises applications) in the Territory for Non-Air Vendors, National Subscribers, and Other Customers in the Territory of Distributor, where such functionality or service is a National Product and not provided by Galileo. Distributor also will be allowed to provide National Products in the Territory to Limited Air Charters. Distributor may undertake development of National Products at its own cost and may license such functionality to Galileo and other Galileo distributors on mutually agreeable terms. Any National Product must meet Galileo's technical requirements and other reasonable criteria specified by Galileo and must not conflict, on a technical basis, with the Distribution Services or International Products of Galileo.


         B. If the development, implementation, or use of such National Product results in additional Cost to Galileo or another Galileo distributor, Distributor will bear such additional Cost. In addition, Distributor may request that Galileo undertake the development of a National Product, and Galileo, in its sole discretion, may develop such National Product with the Cost thereof paid by Distributor.


         C. Galileo retains the right to develop or make available an International Product for the Territory that replaces, supersedes, or performs substantially in accordance with the specifications for any National Product, in which case Distributor will cease providing such National Product in the Territory. If Galileo and Distributor, after negotiation in good faith, cannot agree whether a product from Galileo replaces, supersedes, or performs



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substantially in accordance with the specifications for any National Product, then that question will be referred to the NCC. The NCC shall determine by a majority vote of its members, voting one vote per person and taking into account the extent to which the product is intended by Galileo for use in other territories: (i) whether deployment of the Replacement Product in the Territory would be commercially reasonable without additional modifications, or (ii) whether additional modifications to the final proposed specifications are necessary before the proposed Replacement Product is deployed in the Territory. The decision by the NCC that additional modifications are required prior to deployment will not obligate Galileo to undertake such modifications but Distributor will not be required to deploy that product in place of the National Product until such modifications are made or the NCC subsequently votes that the product be deployed.


         D. In the event that Galileo deploys a Replacement Product in the Territory (other than those products and services of Galileo deployed as a result of migration of Subscribers in the Territory to the Galileo System), Galileo will pay to Distributor all booking fee revenue received by Galileo therefrom up to the amount that Distributor otherwise would have received had the product continued to be a National Product (but in no event shall such payment exceed the booking fee revenue received by Galileo from such product) for a period of three years following date of deployment of the Replacement Product. Any excess booking fee revenue received by Galileo from such Replacement Product will be retained by Galileo.


         40 Galileo Marketing Efforts - Vendors:

         A. Overall Strategy: Galileo is responsible for: (i) establishing a global marketing strategy for International Products and for advertising and promoting International Products to Vendors; and (ii) coordinating the sales efforts of Galileo's distributors. Booking fee levels for International Products will be set by Galileo.

         B. International Products: Galileo will undertake all marketing efforts regarding International Products and will negotiate, hold, and administer all agreements with Vendors for International Products; except as described in this Article, or unless otherwise agreed, Distributor shall not undertake such efforts. Distributor shall inform Galileo promptly of any approaches it receives from Vendors (or potential Vendors) interested in participating in International Products.

                  (i) If a Non-Air Vendor notifies Galileo or Distributor that such Non-Air Vendor desires to do business directly with Distributor regarding an International Product, Galileo will cooperate with Distributor to allow Distributor to respond to any such approach within the guidelines prescribed by Galileo.



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                           (ii) If a Non-Air Vendor notifies Galileo or
         Distributor that the Non-Air Vendor desires to do business directly with Galileo regarding a National Product, Distributor will cooperate with Galileo to allow Galileo to respond to any such approach within the guidelines prescribed by Distributor.

         41. Distributor Marketing Efforts - Vendors: Distributor may enter into sales, marketing, or promotional arrangements in the Territory with any Non-Air Vendors regarding National Products. Distributor shall set the terms and conditions (including booking fee levels) on which National Products are to be provided to Non-Air Vendors in the Territory and shall have the right to enter into all contracts with Non-Air Vendors with respect to the provision of National Products in the Territory, the terms and conditions of which shall be consistent with the provisions of this Agreement. Distributor will collect and retain all booking fees generated from the provision of National Products by Distributor to Non-Air Vendors in the Territory.


         42. Vendor Coordination:

         A. Galileo and Distributor shall consult with each other prior to entering into arrangements with Vendors (or potential Vendors) who are, or may wish to be, purchasers of Distribution Services for both International Products and National Products, with the intention of ensuring that there is effective coordination or relationships with such Vendors.

         B. In the case of International Products in relation to which the Product Database is maintained outside the Galileo System and the relevant Vendor is an existing customer of Distributor, Galileo shall consider whether, instead of being treated as an International Product in the normal manner, this "Product" should instead be treated as provided below. In taking such decision, Galileo shall act reasonably and shall take into account the extent to which the Product is or shall be distributed through National Systems other than Distributor's National System. Galileo may in its reasonable discretion determine that such treatment should apply for a limited period of time.

         C. The treatment referred to above is as follows:

                  43. The terms and conditions on which Distribution Services are to be provided to the Vendor in respect of the Product shall be set, at Galileo's discretion, by either Galileo or Distributor;

                  44. Galileo shall pay to Distributor a commission in respect of bookings made by Distributor's Subscriber customers in respect of the Product on a basis established by Galileo in accordance with the following criteria:



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                                    (a) Distributor shall first receive such
                  level of revenue as it would have received had the Product been a National Product;

                                    (b) Galileo shall thereafter be entitled to
                  receive whichever is the lesser of (i) a sum equal to the Cost to Galileo of processing transactions in the Galileo System arising out of the provision of Distribution Services in respect of the Product and (ii) the amount of revenue remaining after the application of Clause (a); and

                                    (c) any surplus revenue shall be apportioned
                  between Galileo and Distributor on a basis that is reasonable taking into account the costs borne by Galileo and Distributor respectively.


                  45. Marketing Efforts - National Subscribers:

                  A. Except as provided in Section 12, below, Distributor shall be responsible for undertaking all marketing efforts directed at National Subscribers in the Territory. Distributor will negotiate, hold, and administer all Subscriber Agreements in the Territory (other than as provided in section 12 below), will be responsible for any financial assistance, and will collect and retain all Subscriber revenues, lease fees, and all other fees from National Subscribers. For any given Subscriber Agreement, Galileo and Distributor may agree to alternative arrangements regarding financial assistance. The terms and conditions of the contracts that Distributor proposes to enter into with Subscribers shall be consistent with the provisions of this Agreement. If Galileo receives any approaches from any Subscribers in the Territory it shall refer them promptly to Distributor.

                  B. Distributor shall use its best efforts to market Galileo's Distribution Services to National Subscribers in the Territory. Such efforts shall include, but not be limited to, the establishment of regular contact with all National Subscribers in the Territory with substantial travel industry sales and the placing, where appropriate, of personal and telephone sales calls, and the undertaking of point of sale and media advertising, promotions and other sales efforts. Distributor shall not undertake any marketing activities in respect of Galileo's Distribution Services that Galileo determines in its reasonable discretion to be contrary to its marketing policies and objectives and notifies Distributor to that effect.

                  C. Distributor shall conduct the promotion and marketing of Galileo's Distribution Services in the Territory with all due care and diligence and shall use its best efforts to cultivate and maintain good relations with customers and prospective customers in the Territory in accordance with sound commercial principles.



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                  46. Multinational Subscribers:

                  A. Galileo will have overall responsibility for Multinational Subscribers. For the purposes of this Agreement, Multinational Subscribers will be, in respect of any territory taken as a whole, either "Existing Subscribers" or "New Subscribers."

                           (i) Existing Subscribers. "Existing Subscribers" are Neutral Travel Providers who are retail outlet, Affiliate, or franchisee locations of a Multinational Subscriber which are located in a territory in which, as of the date of commencement of negotiations with the headquarters of such Multinational Subscriber ("Negotiation Commencement Date"), multiple (if applicable) locations of such Multinational Subscriber in such territory subscribe for Galileo Distribution Services as a result of negotiations with the local distributor.

                           (ii) New Subscribers. "New Subscribers" are Neutral Travel Providers who are retail outlet, Affiliate, or franchisee locations of a Multinational Subscriber that are located in a territory in which multiple (if applicable) locations of such Multinational Subscriber in such territory are not Galileo Subscribers as a result of negotiations with the local distributor.


                  B. Galileo: Galileo will determine the global strategy for dealing with Multinational Subscribers. Galileo's responsibilities include the establishment of pricing guidelines and the coordination of services levels for subscriber services provided to Multinational Subscribers by Galileo and individual distributors. Galileo will hold and administer all Multinational Subscriber Agreements and Override Agreements.

                  C. Distributor: Distributor will have primary account responsibility for those Multinational Subscribers who have their headquarters in the Territory. This responsibility will include the negotiation by Distributor of all Override Agreements and of Subscriber Agreements covering all locations of that Multinational Subscriber that are either (i) New Subscribers who are located outside the Territory, or (ii) located in the Territory, pursuant to the strategy determined by and within the pricing and financial assistance guidelines established by Galileo and pursuant to the direction given by Galileo. Distributor may at its option and with the agreement of another distributor cooperate with such distributor with respect to Distribution Services to Multinational Subscriber locations in that other distributor's territory.

                  D. Services: Distributor will execute Subscriber Agreements with and will provide services to Multinational Subscriber locations in the Territory according to service level guidelines established by Galileo, including customer premises equipment, premises equipment installation and maintenance, and training and help desk assistance.



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                           (i) Local Existing Subscribers: Existing Subscribers
         that are located in a Galileo territory other than the territory in which the headquarters of such Existing Subscribers are located ("Local Existing Subscribers") will receive Distribution Services pursuant to agreements negotiated by the Galileo distributor for that territory pursuant to Section 11, above.

                           (ii) New Subscribers: New Subscribers will receive Distribution Services pursuant to an agreement negotiated with the headquarters of such New Subscriber by the distributor in whose territory such headquarters are located.

                           (iii) Coordination: Galileo will coordinate service levels provided to Multinational Subscribers worldwide and will ensure that service level commitments negotiated with a particular Multinational Subscriber pursuant to guidelines provided by Galileo will be met by all Galileo distributors (including if applicable Galileo). Distributors having responsibility for the territories in which the Multinational Subscriber has locations will provide to the distributor, in whose territory the headquarters of the Multinational Subscriber is located, term sheets regarding local pricing practices in their respective territories and shall provide such further assistance as may be reasonably requested.

                           (iv) Compliance; Cost: If such service levels under an Override Agreement vary from those set forth in agreements between Distributor and any Local Existing Subscriber, Distributor will provide such alternative service levels, subject to the technical capabilities of Distributor, with any additional cost being borne by Galileo as provided below.

                  E. Costs: Galileo's actions regarding Multinational Subscribers will not operate to raise Distributor's costs or to shift costs from Galileo to Distributor. Galileo will reimburse Distributor for any one-time, unusual, extraordinary, or specific on-going or recurring costs that result from policies established by Galileo regarding Multinational Subscribers.

                  F. Financial: Galileo will determine strategies regarding financial assistance guidelines for Multinational Subscribers. Galileo will be responsible for financial assistance payments on Multinational Subscriber agreements. Galileo will be required to provide direct financial assistance only to the extent that the financial assistance provided to a particular Multinational Subscriber exceeds the financial assistance that Distributor would otherwise provide to a similar category subscriber (based on such factors as the volume of transactions generated by similar subscribers in that Territory) located in Distributor's Territory. For any given Subscriber Agreement, Galileo and Distributor may agree alternative arrangements regarding financial assistance.
                  G. The provisions of this Article 12 will be reviewed by Galileo and the NCC on the third anniversary of the Effective Date and, upon such review, may be modified by

Galileo either to maintain the distinction between New Subscribers and Existing Subscribers or to eliminate the distinction and treat all Multinational Subscriber locations either as New Subscribers or as Existing Subscribers.


                  47. Regulatory Requirements: Each party hereto undertakes to comply with all applicable legal requirements (whether existing or hereafter imposed) relating to its activities pursuant to this Agreement.


                  14. Hardware and Software Provision
                  to Subscribers and Vendors

                  A. Subscriber/Vendor Hardware/Software: Distributor shall supply (i) to its Subscriber and Vendor customers and (ii) to Revenue Customers the computer hardware and software required by such Persons to enable them to use Galileo's Distribution Services. Galileo may recommend specific hardware and software to Distributor. Distributor may permit its Subscriber and Vendor customers to obtain such hardware and software from other sources in addition to Distributor. Distributor may obtain such hardware and software, or other compatible hardware or software, from sources other than Galileo. Attached hereto as Attachment B is a form of license by which Galileo will license software to Distributor and consents to the sub-license of certain Subscriber location software from Distributor to Subscribers and Vendors. Distributor may connect Subscriber third-party equipment (i) at Subscriber's request, (ii) at Distributor's discretion, or (iii) when required by CRS Rules.

                  B. Certification: Subject to section 14.A above, Distributor shall ensure that all computer hardware and software used by it and its Subscriber and Vendor customers to access the Galileo System have been certified by Galileo prior to connection. In considering applications for certification, Galileo shall, in general, accept and certify hardware and software that is compatible with the existing Galileo Network and National Network. At all times, Galileo shall act reasonably and shall take into account only such considerations as are relevant to technical integrity, system performance (including the performance of the hardware or software to which the application relates).

                  C. Cost: All hardware Galileo offers to supply or arrange to supply to Distributor shall be offered by Galileo on a pass-through basis (plus out-of-pocket handling and delivery expenses) and shall be offered on terms other than as to cost that are reasonable in relation to the terms available to Galileo from hardware suppliers. Galileo shall inform Distributor regularly of the hardware supply arrangements Galileo is able to make available to Distributor.


         15.      Provision of Software
                  Products to Distributors:

                  A. Galileo shall from time to time grant to Distributor royalty-free licenses of software products developed by Galileo (or that Galileo has the right to transfer or sublicense) (with right to sub-license in the case of Subscriber-based software) where such grant is necessary for the provision of Galileo's Distribution Services in the Territory as contemplated by the terms of this Agreement. Galileo shall provide at no cost to Distributor, all third-party software and the rights to use such software as required for use on Subscriber based hardware in conjunction with the provision of Distribution Services. Galileo will license to Distributor (with right to sub-license) Subscriber-based software products such as Corporate Apollo and Personal Apollo, which Distributor will be authorized to market to Other Customers under Distributor's name (e.g., "Personal Apollo by Distributor"). Unless otherwise agreed by Galileo and Distributor, all licenses granted by Galileo to Distributor pursuant to this Clause shall be in the form set out in Attachment B to this Agreement.

                  B. At the request of Distributor, Galileo shall use all reasonable endeavors to extend to Distributor on reasonable terms the benefit of licensing arrangements negotiated by Galileo in relation to third party software products of the type referred to in Clause 15.A.

                  C. The consideration payable by Distributor for the grant of licenses of software products pursuant to this section 15 (including software for use by Vendors in respect of National Products) shall be set at a price which takes into account only Galileo's cost of reproducing copies of the licensed products onto diskette format and shipment to Distributor.


                  16. Provision of Distribution Services:

                  A. The overall objective of Galileo and Distributor in relation to the supply of Distribution Services in the Territory shall be to provide a level of service that is comparable to that provided by Galileo and its distributors in other markets, taking into account local market conditions. Without prejudice to this general objective, Galileo shall adopt the more specific objectives set out in Attachment C to this Agreement. Attachment C also sets out the objectives Galileo wishes its distributors to adopt. Distributor will provide Distribution Services in the Territory to Other Customers of Group Members, including system availability and performance, data security/confidentiality, use of Galileo functionality and enhancements (excluding functionality or enhancements that are proprietary to any Group Member), availability of hardware, access to training, scheduling and delivery of installation, maintenance and other support, in a manner equal to that provided to Subscribers of Distributor. Galileo and Distributor shall consult in good faith on the basis of such objectives to produce specific objectives for Distributor that take into account technological constraints and local market requirements. The objectives of Galileo and Distributor shall be reviewed by both parties at intervals of no more than one year.

                  B. Galileo shall maintain at Galileo's expense a telephone assistance desk, for the use of Distributor, that will be staffed by knowledgeable employees capable of providing technical assistance regarding the Galileo System, the Galileo Network, Galileo's Distribution Services, and International Products. Such telephone assistance will be available to Distributor during normal business hours for Subscribers in the Territory.

                  C. At Distributor's request and at Galileo's expense, Galileo will make the Galileo System available to Distributor for the purposes of (i) storing and processing Distributor's data related to the marketing and support services provided by Distributor in the Territory, and (ii) help desk or other product assistance (including automated training and support and system testing) to Subscribers and Vendors in the Territory.


         17.  Provision of Support Services:

                  A. Unless otherwise agreed, Distributor shall provide at its cost installation, maintenance and support services reasonably required by Subscribers and Vendors who are Distributor's customers and by Revenue Customers of Group Members. Such services shall be provided in accordance with reasonable support service procedures and requirements as may be agreed between Galileo and its distributors from time to time which procedures for each distributor shall be consistent across national territories, taking into account local market conditions. Distributor and Galileo shall consult on a regular basis regarding service requirements.

                  B. Cost of Services to Other Customers: Distributor will have no obligation to provide financial assistance or rebates of booking fees to Other Customers (including with respect to Direct Access Products and Partner-Developed Products). Distributor's obligation to provide hardware and support services and training to Revenue Customers of Group Members in the Territory will be reasonably related to the volume of bookings from such locations (as compared to the level of bookings by comparable Subscribers in the Territory). If booking fee revenue generated from any Revenue Customer is not sufficient to cover the cost of meeting the criteria set by the NCC annually for such location, Distributor may terminate or reduce service to such Revenue Customer unless the Group Member makes alternative arrangements reasonably acceptable to Distributor. In the event that the Group Member and Distributor fail to make such alternative arrangements, the Group Member will be free to arrange separately for Distribution Services to such location.

                  C. English Language: Galileo shall provide to Distributor from time to time in English and at no charge two copies of all product user guides and updates produced by Galileo for use by Subscribers.


         18.  Training:

                  A. Galileo and Distributor shall devise a training program for Distributor's employees engaged in the provision of Galileo's Distribution Services and Galileo and Distributor shall provide training in accordance with such program. Where training is provided by Galileo, the costs of the training shall be borne by Galileo except for any travel and subsistence costs incurred by the employees being trained, which shall be borne by Distributor.


                  B. Distributor shall provide at its own cost all necessary training for its Subscriber and Vendor customers and Revenue Customers of Group Members in the use of Galileo's Distribution Services. Galileo shall provide Distributor with two copies in Distributor's national language(s) of all training materials produced by Galileo for use by Subscribers and Vendors. Distributor shall use such training materials in providing Subscriber and Vendor training and shall comply with such other reasonable recommendations as Galileo may make with regard to training provision and content, so long as Distributor's training costs are not increased thereby.


         19.  Payments:

                  A. In consideration of the services provided by Distributor pursuant to this Agreement, Galileo will pay to Distributor each month an amount equal to a portion of the fees that it receives from Vendors (immediately upon Galileo's receipt thereof) in respect of bookings and other transactions made in the Galileo System by Distributor's National Subscribers, such portion to be determined in accordance with the provision of Attachment D to this Agreement.


                  B. Distributor will pay to Galileo a sum equal to the Cost to Galileo of processing transactions in the Galileo System arising out of the provision of Distribution Services on behalf of Non-Air Vendors (including Limited Air Charters) to National Subscribers in respect of National Products in the National System.



                  C. Article 19 shall not apply to International Products which Galileo has decided should be dealt with in the manner set out in Article 10.

         20.  Reporting Requirements:

                  A. Distributor shall provide to Galileo, unless otherwise agreed by Distributor, on a quarterly basis (hereafter "Reasonable Basis") such information as Galileo shall reasonably require relating to Distributor's activities pursuant to this Agreement in a format agreed by Galileo and Distributor. The categories of information that may be required shall include, without limitation:

               48.  sales projections for the forth coming year;

               49.  Subscriber contracts entered into or renewed;

               50. Subscriber contracts terminated or due to expire in the forthcoming year;

               51.  staff training activities;

               52.  customer support activity;

               53.  competitor activity; and

               54.  achievement of system service objectives.


                  B. Galileo shall provide to Distributor on a Reasonable Basis such information as Distributor shall reasonably require for the purposes of its activities as a Galileo distributor. The categories of information which may be required shall include without limitation:

                  1. all information needed by Distributor in relation to Galileo's marketing policies and objectives;

                  2. vendor contract status report;

                  3. product delivery, development and specification status report;



                  4. product prices;

                  5. levels of booking activity;

                  6. competitor activity;

                  7. system performance and achievement of system service objectives;

                  8. hardware prices; and

                  9. status report listing all multinational Subscriber Override Agreements.

                  C. Without prejudice to the generality of Articles 20.A and 20.B, Galileo shall provide to Distributor on a Reasonable Basis such details within its knowledge of sales activity in relation to Galileo's Distribution Services by other Galileo distributors in the Territory and Distributor shall provide to Galileo on a Reasonable Basis details of its sales activities in relation to Galileo's Distribution Services outside the Territory.

                  D. Distributor may request an audit of the books and records of Galileo applicable to Distributor and Galileo may request an audit of the books and records of Distributor applicable to Galileo from time to time during normal business hours upon reasonable notice. Each audit shall be conducted by the Person requesting the audit or that Person's authorized representative at that Person's sole expense, including reimbursement of direct out of pocket costs incurred by the audited party as a direct result of the audit.


         21.  Performance Standards:

                  A. After consultation with Galileo, Distributor shall produce on an annual basis a marketing plan covering its objectives for the forthcoming year. The marketing plan shall contain such reasonable performance objectives as shall be agreed upon by Galileo and Distributor by November 1st of each year.

                  B. Distributor shall use all reasonable endeavors to meet the performance objectives set out in its marketing plan.

                  C. In the event that Distributor does not meet its performance objectives and Galileo determines in its reasonable discretion that such failure causes the overall performance of Distributor to suffer significantly, Distributor shall use all reasonable endeavors to comply with such reasonable recommendations as Galileo may make with a view to improving the performance of Distributor in respect of Galileo's Distribution Services.

                  D. In assessing any failure by Distributor to meet its performance objectives, Galileo shall take into account the extent (if any) to which such failure was caused by failure by Galileo to meet its own system performance or marketing objectives or decisions made by Galileo pursuant to
Article 16 that certain marketing activities proposed by Distributor should not be undertaken.

         22.  Term:

                  A. This Agreement shall remain in full force and effect and shall apply to Distributor for so long as an Affiliate of Distributor is a partner in Galileo provided, that, for a period of two years (the "Withdrawal Period") following the withdrawal of an Affiliate of Distributor from Galileo (a "Withdrawing Affiliate"), Distributor (i) shall continue to perform its obligations in the Territory pursuant to the terms of this

Agreement and (ii) shall not perform Distributor Services or other services on behalf of any other Computer Reservations Service Company in the Territory or otherwise.

                  B. During the Withdrawal Period, Galileo may appoint another distributor (the "New Distributor") for the Territory. During the Withdrawal Period the Distributor shall: (i) not renew any existing Subscriber or National Vendor agreements, (ii) give written notice to the New Distributor of any Subscriber agreements or National Vendor agreements that expire during the Withdrawal Period and (iii) transfer or assign to the New Distributor any of its Subscriber agreements or Vendor agreements at the request of the New Distributor.



                  C. At any time after the three-month period following a Withdrawing Affiliate's withdrawal from Galileo, Distributor shall not be obligated to abide by the obligations imposed by this Section to the extent that the Withdrawing Affiliate compensates Galileo pursuant to the following formula:

                  100% of the gross booking fees for the Territory for the previous twelve month period divided by twelve (12) and multiplied by the number of months remaining in the Withdrawal Period (the "Compensation Figure"); provided, that, in the case where the Distributor is owned by more than one Affiliate, the Compensation Figure shall be multiplied by the Withdrawing Affiliate's percentage interest in Distributor to determine the "Net Compensation Figure," which figure shall be paid to Galileo.

                  D. Notwithstanding the foregoing, either party shall be entitled forthwith to terminate this Agreement by giving written notice to the other if:

                           (i) that other party commits any material breach of the provisions of this Agreement (other than the breach of an obligation for the payment of money the amount of which is in dispute) and fails to remedy the same within thirty days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; provided, however, that (a) an alleged material breach that is contested by the other party shall be submitted to arbitration pursuant to Clause 23 hereof and will not be grounds for termination unless the existence of the alleged material breach has been sustained by the arbitrator, and (b) such thirty day period shall not include any period during which the breaching party is proceeding diligently and by appropriate means to remedy such breach; or

                           (ii) the other party shall consent to the appointment of a receiver, trustee, or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they come due, or shall make a general assignment for the benefit of creditors; or

                           (iii) the other party shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against such other party in any such proceeding, or shall by voluntary petition, answer, or consent seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or providing for an agreement, extension, or adjustment with its creditors; or

                           (iv) an order, judgment, or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the other party, a receiver, trustee, or liquidator of the other party or of any substantial part of its property, or sequestering any substantial part of the property of the other party, and any such order, judgment, or decree of appointment or sequestration shall remain in force undismissed, unstayed, or unvacated for a period of 90 days after the date of entry thereof; or

                            (v) a petition against the other party in a proceeding under the Federal bankruptcy laws or other insolvency laws, as now or hereafter in effect shall be filed and shall not be withdrawn or dismissed within 90 days thereafter, or, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the other party, any court of competent jurisdiction shall assume jurisdiction, custody, or control of the other party or of any substantial part of its property and such jurisdiction, custody, or control shall remain in force unrelinquished, unstayed, or unterminated for a period of 90 days; or

                            (vi) that other party ceases, or threatens to cease, to carry on business.


                  E. The rights to terminate this Agreement given by this Clause shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

                  F. The provisions of Clauses 19, with respect to services provided prior to termination, 24 and 25(g) and (h) shall continue to bind the parties hereto notwithstanding the termination of this Agreement.

         23.  Arbitration:

                  A. Subject to the final sentence of this Clause, any dispute arising between the parties to this Agreement involving the subject matters covered by this Agreement shall be submitted to arbitration under this Clause. Either party shall notify the other party of such alleged dispute (a "Dispute Notice") and the parties shall attempt to resolve such dispute amicably and if they shall fail to resolve it within thirty (30) days of the date of the

Dispute Notice, either party may notify the other party that it wishes to commence an arbitration proceeding under this Clause (an "Arbitration Request").

                  B. In any arbitration proceeding, the party commencing the arbitration (the "Petitioner") shall include in the Arbitration Request (a) a statement of the facts constituting the alleged breach or dispute, (b) a written statement of position ("Statement") regarding the dispute and (c) the name of an elector designated by it. The Statement shall state the facts and arguments in support of the position taken by the party submitting such Statement and shall detail that party's proposed solution and relief sought (if any). Copies of any Arbitration Request shall be furnished at the same time to the other party.

                  C. The party with whom the Petitioner has its dispute (the "Respondent") shall within five (5) Business Days after the date of the Arbitration Request designate a second elector by notice to the Petitioner (copies of which shall be furnished to the other Partners), but if the Respondent shall fail to do so within such period the Petitioner may designate an elector on Respondent's behalf. The electors chosen by the Petitioner and the Respondent shall attempt to agree upon an arbitrator (the "Arbitrator"), but if they are unable to do so within 20 Business Days after the designation of the second elector, then either elector thereafter may apply to the American Arbitration Association (the "Association") for the selection of the Arbitrator in accordance with the Commercial Arbitration Rules of such Association. The Arbitrator so selected shall have full power to decide any dispute referred to in this Article 23.

                  D. The arbitration proceedings shall be conducted in the English language and shall be held at such location (within or outside the United States) as shall, in the judgment of the Arbitrator, be least costly, most convenient to the parties and best suited to the resolution of the matter in dispute. The United Nations Commission on International Trade Law ("UNCITRAL") rules of commercial arbitration shall apply to any arbitration commenced pursuant to this Article 23, as modified by the following procedure:

                           (i) Within five (5) Business Days of the selection of the Arbitrator (the "Commencement Date"), the Respondent shall deliver its Statement regarding the dispute to the Arbitrator and to the Petitioner.

                           (ii) Within 15 Business Days from the Commencement Date, each of the Petitioner and Respondent shall deliver to the Arbitrator and to the other party, a response ("Response") to the other party's Statement setting forth opposing facts and arguments and limited in length to ten (10) typed, single spaced pages.

                           (iii) Within 20 Business Days from the Commencement Date each of the Petitioner and the Respondent may deliver to the Arbitrator and to the other party, a reply to the Response limited to setting forth facts and arguments in rebuttal to the Statement and Response of the other party and limited in length to five (5) typed, single spaced pages.

                           (iv) Within 25 Business Days from the Commencement Date each of the Petitioner and the Respondent shall present an oral summation of its position to the Arbitrator in the presence of the other party in accordance with such rules of procedure including, without limitation, length of presentation and right of cross-examination, as the Arbitrator shall determine in writing and deliver to the parties not less than three (3) Business Days prior to such hearing; provided, however, that such hearing shall not exceed eight (8) hours in total and may not be adjourned except for the extraordinary circumstances beyond the control of the parties.

                           (v) The Arbitrator shall either issue his decision and award ("Award") or request a further meeting of the parties within 15 days of the hearing.

                           (vi) Any such further meeting of the parties shall take place within five (5) Business Days of the request therefor and shall be conducted as determined by the Arbitrator. The Arbitrator shall issue his Award no later than 15 days after any such further meeting of the parties.

                           (vii) The Award shall be in writing and shall be limited to a decision either completely in favor of Petitioner's request for relief or completely in favor of Respondent's request for relief. The Award shall be final and binding upon the parties and judgment may be entered thereon in any court of competent jurisdiction and the costs and expenses of such arbitration shall be borne by the party losing such arbitration.

         This Article 23 shall in no way affect the right of any party to seek such interim relief, and only such relief, as may be required to maintain the status quo in aid of the arbitration in any court of competent jurisdiction.


         24.  Confidentiality:

                  A. Except as provided below, each party shall at all times during the continuance of this Agreement and after its termination (a) use all reasonable endeavors to keep all Confidential Information confidential and accordingly shall not disclose any Confidential Information to any other Person; and (b) not use any Restricted Information for any purpose other than the performance of the obligations under this Agreement.

                  B. Any Confidential Information may be used by either party for any purpose, or disclosed by either party to any other Person, to the extent only that (a) it is at the date hereof, or hereafter becomes, public knowledge through no fault of that party (provided that in doing so that party shall not disclose any Confidential Information which is not public knowledge); (b) it can be shown by that party to the reasonable satisfaction of the other party, to have been known to it prior to its being disclosed by the other party to the first named party; or (c) such disclosure is required by law, any relevant stock exchange or other regulatory board or authority or for the proper performance of any obligation under this Agreement, provided that the party required to make such disclosure shall use all reasonable endeavors to obtain any available exemption from such requirement.


         25.  Intellectual Property:

                  A. Galileo hereby authorizes Distributor to use Galileo's trade marks in the Territory in relation to Galileo's Distribution Services only for the purposes (i) of exercising the rights granted to Distributor or to an Affiliate of Distributor by Galileo and (ii) of performing Distributor's obligations under this Agreement. Distributor shall not use any of the trade marks in any way that might prejudice the goodwill of Galileo therein and shall comply with all reasonable requirements Galileo may from time to time specify in relation to their use.
                  B. Distributor shall promptly and fully notify Galileo of any actual, threatened or suspected infringement in the Territory of any Intellectual Property of Galileo which comes to Distributor's notice, and of any claim by any third party so coming to its notice that the provision of Galileo's Distribution Services infringes the Intellectual Property or other rights of any other Person, and Distributor shall at the request and expense of Galileo do all such things as may be reasonably required to assist Galileo in taking or resisting any proceedings in relation to any such infringement or claim.

                  C. Except for those rights described in paragraph A [and pursuant to the Service Mark License Agreement, dated as of the date hereof, between Galileo and Distributor (the "License Agreement")][FN3] above, nothing in this Agreement shall give Distributor any other rights in respect of any trade names or trade marks of Galileo or of the goodwill associated therewith, and Distributor hereby acknowledges that, except as expressly provided in paragraph A [or in the License Agreement][FN4], it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in Galileo.

                  D. Distributor shall not use in the Territory in any other trade or business other than Distribution Services any trade marks or trade names so resembling Galileo's trade marks or trade names as to be likely to cause confusion or deception.

                  E. Distributor shall at the expense of Galileo take all such steps as Galileo may reasonably require to assist Galileo in maintaining the validity and enforceability of the Intellectual Property of Galileo in the Territory during the continuance of this Agreement.

                  F. Without prejudice to the right of Distributor or any third party to challenge the validity of any Intellectual Property of Galileo, Distributor shall not do or authorize any third party to do any act which would or might invalidate or be inconsistent with the

Intellectual Property of Galileo and shall not omit or authorize any third party to omit to do any act which, by its omission would have that effect.

                  G. Distributor shall indemnify Galileo from and against any loss or liability which may be incurred by Galileo by reason of any use by Distributor of the Intellectual Property of Galileo otherwise than as provided by this Agreement.

                  H. Galileo shall defend, indemnify, and hold harmless Distributor from and against any loss or liability that may be incurred by Distributor by reason of any claim or action that the Intellectual Property infringes the patent, copyright, registered design or trade mark rights of any third party provided that Distributor:

                            (i) gives notice to Galileo of any Intellectual Property infringement forthwith upon becoming aware of the same;

                            (ii) gives Galileo the sole conduct of the defense to any claim or action in respect of an Intellectual Property Infringement and does not at any time admit liability or otherwise attempt to settle or compromise the said claim or action except upon the express instructions of Galileo; and

                           (iii) acts in accordance with the reasonable instructions of Galileo and gives to Galileo such assistance as it shall reasonably require in respect of the conduct of the said defense.

                  I. Galileo shall reimburse Distributor its reasonable costs in complying with the provisions of this section.


         26.  Force Majeure and Liability:

                  A. No party hereto shall be liable for any failure to perform its obligations under this Agreement if:

                            (i) the failure arises from one of the following causes:

                                    (a) acts of God, war or civil commotion;

                                    (b) stikes or other labor disputes involving
                  complete or partial stoppage of work;

                                    (c) legislative or governmental
                  interference, direction or restriction; and

                            (ii) the party provides the other party hereto forthwith with full details of the reason for its failure to perform its obligations; and

                            (iii) the party uses its best endeavors to minimize the duration and effect of such failure.



                  B. Without prejudice to the generality of paragraph A above, neither party hereto shall be deemed to be in breach of this Agreement, or otherwise liable to the other party for any delay in providing, or failure to provide, Distribution Services if such delay or failure is caused by defects or failure in communications or other facilities provided by third parties and utilized by the first mentioned party in the provision of Distribution Services provided that such party shall take all reasonable steps to ensure that such delay or failure is remedied as soon as is reasonably practical.

                  C. Subject to Clause 25, in no event shall either party be liable to the other for indirect, incidental or consequential loss or damage arising out of or in connection with this Agreement or the use or performance of Galileo's Distribution Services, whether in an action based on contract or tort (including negligence).

                  D. In the event that any provision of this Agreement is found to be void and unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and the parties shall negotiate in good faith to replace the void and unenforceable provision with such provision as the parties believe to be valid and enforceable and which reflects as closely as possible the intention of the parties as stated in the provision which has proved to be void and unenforceable.


         27.  Assignment:

                  A. Either party shall be entitled to carry out any of its obligations under this Agreement through any Affiliate provided that any act or omission of such Affiliate shall be deemed for the purposes of this Agreement to be the act or omission of the party to this Agreement.

                  B. Except as set forth in paragraph A above, neither party may assign, create any encumbrance over, or dispose of any of its rights hereunder, or sub-contract or otherwise delegate any of its obligations hereunder, except with the prior written consent of the other party, such consent not to be unreasonably withheld.

                  C. Notwithstanding paragraph B above, this Agreement may be assigned by Galileo International Partnership to Galileo Company at any time during the period prior to the date which is the first anniversary of the Closing Date under the Combination Agreement. Upon cessation of the trade of Galileo Company (for United Kingdom tax purposes) this Agreement will be assigned back to Galileo International Partnership.



         28. Relationship of the Parties: The relationship of the parties is that of supplier and distributor of products and services. Nothing in this Agreement creates or is intended to create any agency, partnership or joint venture relationship between the parties. Neither party has any authority to bind the other party, and neither party shall hold itself out as the agent of the other party.



         29.  Governing Law and Jurisdiction:

                  A. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the conflict of laws provisions thereof.

                  B. Subject to the provisions for compulsory arbitration of disputes arising hereunder contained in Article 23 above, in relation to any dispute arising out of or in connection with this Agreement, each party to this Agreement hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the State and United States Federal Courts sitting in Chicago, Illinois and New York, New York, and waives any objection to proceedings with respect to this Agreement in such Court on the grounds of venue or inconvenient forum.

                  C. Nothing in this Article shall affect a party's right to serve process in any other manner permitted by law or limit the right of such party to commence proceedings with respect to this Agreement against another party against which it is entitled to commence such proceedings in any jurisdiction nor shall the commencement of proceedings with respect to this Agreement in any jurisdiction preclude a party from commencing proceedings with respect to this Agreement in any other jurisdiction, whether concurrently or not.



         30  Waiver and Amendment:

                  A. The rights of each party hereto shall not be prejudiced or restricted by any waiver or forbearance extended to the other party (except for consents and approvals given pursuant to the terms of this Agreement) and no waiver by either party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

                  B. This Agreement may only be amended if such amendment is in writing and executed be duly authorized representatives of both parties hereto.



         31. Entire Agreement: This Agreement sets out the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating thereto. Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.



         32. Notices: Every notice, request, demand or other communication under this Agreement shall (i) be in writing delivered personally or sent by air mail, telex or facsimile transmission; (ii) be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter personally delivered, a telex, or a facsimile transmission at the time of delivery or transmission (provided that if the time of delivery or transmission is not within normal business hours in the country of the addressee it shall be deemed to have been received at the opening of business on the next Business Day in such country), and in the case of a letter sent by air mail three days after it has been put into the post; and (iii) be sent to the addressee at the address first provided below for each. Either party may change its address and related information for notice by written notice given to the other party in accordance with this Section.

                   For the Partnership:

                   Galileo International  Partnership
                           9700 West Higgins Road
                           Suite 400
                           Rosemont, Illinois 60018
                           Attn:             President
                           Telephone:        708/518-
                           Fax:     708/518-4915

                           For the Distributor:

                           Attn:
                           Telephone:
                           Fax:

                  33. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same instrument.


                  THEREFORE, the parties by their authorized representatives have executed this Agreement on the date first above written.


GALILEO INTERNATIONAL                       DISTRIBUTOR
   PARTNERSHIP




_________________________        ________________________
By:                          By:

Title:___________________  Title:________________________

                                  Attachment A

                                   Territories

                                  Attachment B

                    Distributor Software Licensing Agreement

         AGREEMENT, effective September 16, 1993, by and between GALILEO INTERNATIONAL PARTNERSHIP, a Delaware general partnership ("Galileo") with offices at 9700 West Higgins Road, Rosemont, Illinois 60018, and ("Distributor") with offices at ___________________.

         WHEREAS, by an agreement dated ____, 199_, ("the Distribution Agreement") Galileo has appointed Distributor to act as a Galileo Distributor; and

         WHEREAS, to enable Distributor to fulfill its obligations under the Distribution Agreement it is necessary for Galileo to grant to Distributor a license to use certain software products; and

         WHEREAS, Galileo wishes to grant a license to Distributor a license to use such software products on the terms and conditions set out in this Agreement;

         NOW THEREFORE, the parties hereby agree as follows:

         1.  DEFINITIONS:  IN THIS AGREEMENT:

                  (i) unless the context otherwise requires, expressions defined in the Distribution Agreement have the meaning given to them in the Distribution Agreement;

                  (ii) The "Licensed Programs" means those programs listed in Parts A and B of the schedule to this Agreement;

                  (iii) The "Class B Permitted Programs" means those Programs listed in Part B of the schedule to this Agreement.

                  Note: The only programs licensed from Galileo Shareholders or their Associated Person to be included in Part B shall be the programs which are Class B Permitted Programs in the Covia version of Attachment A to Schedule 5.

         2. GRANT OF LICENSE: IN CONSIDERATION OF THE PAYMENT BY DISTRIBUTOR TO GALILEO OF THE SUM OF $1 GALILEO HEREBY GRANTS TO DISTRIBUTOR A NON-EXCLUSIVE LICENSE TO USE THE LICENSED PROGRAMS UNDER THE TERMS OF THIS AGREEMENT FOR THE SOLE PURPOSE OF THE PROVISION OF GALILEO'S DISTRIBUTION SERVICES IN ACCORDANCE WITH THE TERMS OF THE DISTRIBUTION AGREEMENT.


         3.  CONSENT TO GRANT OF SUB-LICENSE:

                  A. GALILEO HEREBY CONSENTS TO THE GRANT BY DISTRIBUTOR OF SUB-LICENSES:

                           (i) of all or any of the Class B Permitted Programs to Subscribers only to the extent necessary for, and solely for the purpose of, the use of Galileo's Distribution Services by those Subscribers in the Territory;

                           (ii) of all or any of the Class B Permitted Programs to Vendors who have entered into a participation agreement with Galileo and Distributor only to the extent necessary for, and for the sole purpose of, the use, on the minimum number of, intelligent workstations reasonably necessary for such use, of Galileo's Distribution Services pursuant to such participation agreement; and

                           (iii) of all or any of the Class B Permitted Programs to Vendors only to the extent necessary for, and for the sole purpose of, the access by such Vendors to Galileo's Database Services.

                  B. ALL SUB-LICENSES OF THE CLASS B PERMITTED PROGRAMS GRANTED BY DISTRIBUTOR SHALL BE ON TERMS WHICH ARE CONSISTENT WITH THE TERMS OF THIS AGREEMENT AND THE TERMS OF THE DISTRIBUTION AGREEMENT, SHALL ENTITLE THE SUB-LICENSEE TO OBTAIN THE PROGRAMS LICENSED SOLELY IN EXECUTE ONLY FORM AND NOT IN SOURCE CODE AND SHALL CONTAIN PROVISIONS:

                            (i) requiring the programs licensed to be used only for the purposes specified in Clause 3.A and, subject to Clause 13.C of the Distribution Agreement, only in conjunction with designated equipment certified by Galileo;

                            (ii) prohibiting the sub-licensee from modifying, enhancing, copying or reverse compiling the programs licensed; and

                            (iii) prohibiting the sub-licensee from granting any sub-licenses.

                  C. DISTRIBUTOR SHALL USE ITS BEST ENDEAVORS TO ENSURE THAT ALL PERSONS TO WHOM IT GRANTS SUB-LICENSES OF ANY OF THE CLASS B PERMITTED PROGRAMS PURSUANT TO CLAUSE 3.A COMPLY WITH THE OBLIGATIONS WHICH DISTRIBUTOR PLACES ON THEM PURSUANT TO CLAUSES 3.B AND 6.F.


         4.  TITLE AND REPRESENTATION:

                  A. EXCEPT FOR THOSE RIGHTS OF USE EXPRESSLY GRANTED BY GALILEO TO DISTRIBUTOR BY THIS AGREEMENT, AS BETWEEN GALILEO AND DISTRIBUTOR GALILEO RETAINS ALL PROPRIETARY RIGHTS OF OWNERSHIP IN THE LICENSED PROGRAMS, INCLUDING ALL APPLICABLE COPYRIGHTS, PATENTS, TRADE MARKS, TRADE SECRETS AND ALL OTHER INTELLECTUAL PROPERTY RIGHTS.

                  B. GALILEO REPRESENTS AND WARRANTS TO DISTRIBUTOR THAT IT HAS FULL RIGHT AND POWER TO GRANT A LICENSE TO DISTRIBUTOR TO USE THE LICENSED PROGRAMS ON THE TERMS AND CONDITIONS SET OUT IN THIS AGREEMENT.


         5.  DELIVERY, INSTALLATION, AND DOCUMENTATION:

                  A. GALILEO SHALL DELIVER AT ITS OWN EXPENSE ONE COPY OF EACH OF THE LICENSED PROGRAMS TO DISTRIBUTOR AT DISTRIBUTOR'S PRINCIPAL PLACE OF BUSINESS IN THE TERRITORY AS SOON AS IS REASONABLY PRACTICABLE AFTER THE DATE OF THIS AGREEMENT.

                  B. DISTRIBUTOR SHALL BE RESPONSIBLE FOR THE INSTALLATION AND TESTING OF THE LICENSED PROGRAMS FOLLOWING DELIVERY. GALILEO SHALL PROVIDE TO DISTRIBUTOR, AT DISTRIBUTOR'S COST, ALL SUCH ASSISTANCE AS DISTRIBUTOR MAY REASONABLY REQUIRE IN CONNECTION WITH SUCH INSTALLATION AND TESTING.

                  C. GALILEO SHALL PROVIDE TO DISTRIBUTOR FREE OF CHARGE IN HARD COPY OR IN COMPUTER TAPE FORMAT ONE COPY OF ANY DOCUMENTATION IN GALILEO'S POSSESSION THAT IS NECESSARY FOR DISTRIBUTOR TO USE THE LICENSED PROGRAMS AS CONTEMPLATED BY THIS AGREEMENT.


         6.  NON-DISCLOSURE:  DISTRIBUTOR SHALL:

                  A. LIMIT ACCESS TO THE LICENSED PROGRAMS TO (I) ITS EMPLOYEES, AGENTS AND SUB-CONTRACTORS WHO REQUIRE ACCESS IN CONJUNCTION WITH THE USE OF THE LICENSED PROGRAMS BY DISTRIBUTOR AS CONTEMPLATED BY THIS AGREEMENT; AND (II) SUB-LICENSEES TO WHOM DISTRIBUTOR IS PERMITTED TO GRANT SUB-LICENSES PURSUANT TO CLAUSE 3.A;

                  B. NOT MAKE AVAILABLE OR DISCLOSE ANY LICENSED PROGRAM OR OTHER PROPRIETARY INFORMATION OF GALILEO OTHER THAN IN ACCORDANCE WITH CLAUSE 6.A;

                  C. REPRODUCE ON ANY COPY OF THE LICENSED PROGRAMS GALILEO'S COPYRIGHT AND TRADE MARK NOTICES;

                  D. MAINTAIN AN UP-TO-DATE WRITTEN RECORD OF THE NUMBER OF COPIES IT HAS MADE OF THE LICENSED PROGRAMS AND THEIR LOCATION AND UPON REQUEST FORTHWITH PRODUCE SUCH RECORD TO GALILEO;

                  E. INFORM ALL EMPLOYEES, AGENTS AND SUB-CONTRACTORS HAVING ACCESS TO THE LICENSED PROGRAMS THAT THE LICENSED PROGRAMS CONTAIN PROPRIETARY INFORMATION OF GALILEO AND THAT ALL INTELLECTUAL PROPERTY RIGHTS IN THE LICENSED PROGRAMS ARE THE PROPERTY OF GALILEO; AND

                  F. ENSURE THAT ALL ITS SUB-LICENSEES ENTER INTO NON-DISCLOSURE AGREEMENTS PROVIDING SUBSTANTIALLY THE SAME PROTECTION AS THE NON-DISCLOSURE PROVISION OF THIS AGREEMENT.





         7.  COPYING AND MODIFICATION:

                  A. DISTRIBUTOR MAY MAKE SUCH NUMBER OF COPIES OF THE LICENSED PROGRAMS AS IS NECESSARY TO ENABLE OR FACILITATE THE PROPER USE AND PROVISION OF GALILEO'S DISTRIBUTION SERVICES AS CONTEMPLATED BY THIS AGREEMENT AND THE DISTRIBUTION AGREEMENT.


                  B. IF DISTRIBUTOR WISHES TO MAKE ANY MODIFICATIONS TO THE LICENSED PROGRAMS IT SHALL REQUEST CONSENT FROM GALILEO, WHICH SHALL NOT BE UNREASONABLY WITHHELD. IF GALILEO UNREASONABLY

DELAYS CONSENT, DISTRIBUTOR MAY, HAVING GIVEN REASONABLE NOTICE TO GALILEO, CARRY OUT THE MODIFICATIONS FOR WHICH IT HAS REQUESTED CONSENT PROVIDED THAT DISTRIBUTOR SHALL INDEMNIFY GALILEO AGAINST ALL ACTIONS, CLAIMS, COSTS, DAMAGES AND LOSSES (INCLUDING LOSS OF PROFIT) SUFFERED OR INCURRED BY GALILEO ARISING AS A RESULT OF THE USE OF SUCH MODIFICATIONS EXCEPT ANY LOSS OF PROFIT ARISING
FROM BOOKINGS LOST IN RESPECT OF THE TERMINALS IN CONJUNCTION WITH WHICH THE MODIFICATIONS ARE BEING USED.


         8.  INTELLECTUAL PROPERTY RIGHTS INDEMNITY:

                  A. GALILEO SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS DISTRIBUTOR FROM AND AGAINST ANY ANY ALL LIABILITY, CLAIMS, COSTS, LOSSES, OR DAMAGES ARISING FROM ANY CLAIM OR ACTION THAT THE NORMAL OPERATION, POSSESSION OR USE OF THE LICENSED PROGRAMS BY DISTRIBUTOR INFRINGES THE PATENT, COPYRIGHT, REGISTERED DESIGN OR TRADE MARK RIGHTS OF ANY THIRD PARTY PROVIDED THAT
DISTRIBUTOR: (I) GIVES NOTICE TO GALILEO OF ANY INTELLECTUAL PROPERTY INFRINGEMENT FORTHWITH UPON BECOMING AWARE OF THE SAME; (II) OFFERS TO GALILEO THE SOLE CONDUCT OF THE DEFENSE TO ANY CLAIM OR ACTION IN RESPECT OF AN INTELLECTUAL PROPERTY INFRINGEMENT AND DOES NOT AT ANY TIME ADMIT LIABILITY OR OTHERWISE ATTEMPT TO SETTLE OR COMPROMISE THE SAID CLAIM OR ACTION EXCEPT UPON THE EXPRESS INSTRUCTIONS OF GALILEO; AND (III) ACTS IN ACCORDANCE WITH THE REASONABLE INSTRUCTIONS OF GALILEO AND GIVES TO GALILEO SUCH ASSISTANCE AS IT SHALL REASONABLY REQUIRE IN RESPECT OF THE CONDUCT OF THE SAID DEFENSE.

                  B. GALILEO SHALL REIMBURSE DISTRIBUTOR ITS REASONABLE COSTS IN COMPLYING WITH THE PROVISIONS OF CLAUSE 8.A.

                  C. GALILEO SHALL HAVE NO LIABILITY TO DISTRIBUTOR IN RESPECT OF AN INTELLECTUAL PROPERTY INFRINGEMENT IF THE SAME RESULTS FROM ANY BREACH OF DISTRIBUTOR'S OBLIGATIONS UNDER THIS AGREEMENT.

                  D. IN THE EVENT OF AN INTELLECTUAL PROPERTY INFRINGEMENT GALILEO SHALL AT ITS OWN EXPENSE AND OPTION TO THE EXTENT POSSIBLE EITHER: (I) PROCURE THE RIGHT FOR LICENSEE TO CONTINUE TO USE THE LICENSED PROGRAMS; (II) MAKE SUCH ALTERATIONS, MODIFICATIONS OR ADJUSTMENTS TO THE LICENSED PROGRAMS THAT THEY BECOME NON-INFRINGING WITHOUT INCURRING A MATERIAL DIMINUTION IN PERFORMANCE OR FUNCTION; OR (III) REPLACE THE LICENSED PROGRAMS WITH NON-INFRINGING SUBSTITUTES PROVIDED THAT SUCH SUBSTITUTES DO NOT ENTAIL A MATERIAL DIMINUTION IN PERFORMANCE OR FUNCTION.


         9.  WARRANTIES:

                  A. GALILEO WARRANTS AND REPRESENTS THAT THE COPIES OF THE LICENSED PROGRAMS PROVIDED TO DISTRIBUTOR UNDER THIS AGREEMENT SHALL BE SIMILAR IN ALL MATERIAL RESPECTS TO THE VERSIONS OF THE LICENSED PROGRAMS THAT GALILEO IS USING AT THE DATE OF DELIVERY.

                  B. EXCEPT AS PROVIDED IN CLAUSE 9.A, GALILEO GIVES NO WARRANTIES AND MAKES NO REPRESENTATIONS REGARDING THE LICENSED PROGRAMS AND ALL SUCH WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED.

         10.  FORCE MAJEURE AND LIABILITY:

                  A. No party hereto shall be liable for any failure to perform its obligations under this Agreement

                            (i) if the failure arises from one of the following causes:

                                    (a) acts of God, war or civil commotion;

                                    (b) strikes or other labor disputes
                  involving complete or partial stoppage of work;

                                    (c) legislative or governmental
                  interference, direction or restriction; and

                           (ii) the party provides the other party hereto forthwith with full details of the reason for its failure to perform its obligations; and

                           (iii) the party uses its best endeavors to minimize the duration and effect of such failure.

         11.  TERMINATION:

                  A. GALILEO MAY TERMINATE THIS AGREEMENT IMMEDIATELY UPON WRITTEN NOTICE TO DISTRIBUTOR IN THE EVENT THAT EITHER: (I) DISTRIBUTOR COMMITS A MATERIAL BREACH OF THE TERMS OF THIS AGREEMENT; OR (II) DISTRIBUTOR PURPORTS TO GRANT SUB-LICENSES OF ANY LICENSED PROGRAM OTHER THAN IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.


                  B. THIS AGREEMENT SHALL IN ANY EVENT TERMINATE UPON TERMINATION OF THE DISTRIBUTION AGREEMENT.


         12. ENTIRE AGREEMENT: THIS AGREEMENT SETS OUT THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO REGARDING THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING THERETO. EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT DOES NOT DO SO ON THE BASIS OF, AND DOES NOT RELY ON, ANY REPRESENTATION, WARRANTY OR OTHER PROVISION EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND ALL CONDITIONS, WARRANTIES OR OTHER TERMS IMPLIED BY STATUTE OR COMMON LAW ARE EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

         13. NOTICES: EVERY NOTICE, REQUEST, DEMAND OR OTHER COMMUNICATION UNDER THIS AGREEMENT SHALL (I) BE IN WRITING DELIVERED PERSONALLY OR SENT BY AIR MAIL, TELEX OR FACSIMILE TRANSMISSION; (II) BE DEEMED TO HAVE BEEN RECEIVED, SUBJECT AS OTHERWISE PROVIDED IN THIS AGREEMENT, IN THE CASE OF A LETTER PERSONALLY DELIVERED, A TELEX, OR A FACSIMILE TRANSMISSION AT THE TIME OF DELIVERY OR TRANSMISSION (PROVIDED THAT IF THE TIME OF DELIVERY OR TRANSMISSION IS NOT WITHIN NORMAL BUSINESS HOURS IN THE COUNTRY OF THE ADDRESSEE IT SHALL BE DEEMED TO HAVE BEEN RECEIVED AT THE OPENING OF BUSINESS ON THE NEXT BUSINESS DAY IN SUCH COUNTRY), AND IN THE CASE OF A LETTER SENT BY AIR MAIL THREE DAYS AFTER IT HAS BEEN PUT INTO THE POST; AND (III) BE SENT TO THE ADDRESSEES AT THE ADDRESSES FIRST PROVIDED BELOW FOR EACH. ANY PARTY MAY CHANGE ITS ADDRESS AND RELATED INFORMATION FOR NOTICE BY WRITTEN NOTICE GIVEN TO THE OTHER PARTY IN ACCORDANCE WITH THIS SECTION.


                        For the Partnership:

          Galileo International
                           Partnership
                        9700 West Higgins Road
                        Suite 400
                        Rosemont, Illinois 60018
                        Attn:             President
                        Telephone:        708/518-
                        Fax:     708/518-4915


                        For the Distributor:




                        Attn:
                        Telephone:
                        Fax:

DISTRIBUTOR SALES AND SERVICE AGREEMENT




                  THEREFORE, the parties by their authorized representatives have executed this Agreement on the date first above written.



GALILEO INTERNATIONAL               DISTRIBUTOR
  PARTNERSHIP



By:________________________         By:__________________________

Title:_____________________Title:___________________________

                                  Attachment C

                            Service Level Objectives

                      [To be conformed to Integration Plan]

                                  Attachment D

                           Revenue Split Arrangements


                                  [ATS Version]


                  1. DEFINITIONS: IN THIS ATTACHMENT THE FOLLOWING EXPRESSIONS SHALL HAVE THE MEANINGS PROVIDED FOR EACH:

                  Booking Fee Revenue. "Booking Fee Revenue" means all revenue received by Galileo from Vendors as a result of transactions in or through the Galileo System or a National System, including reservation bookings, cancellations, inquiries, or other Reservations Services.

                  NTP Revenue. "NTP Revenue" means all Vendor Revenue arising from computer transactions in or through the Galileo System by Neutral Travel Providers in the Territory.

                  Other Customer Revenue. "Other Customer Revenue" means all Vendor Revenue arising from computer transactions in or through the Galileo System by Other Customers in the Territory.

                  Vendor Revenue. "Vendor Revenue" means all revenue received by Galileo from Vendors, including without limitation all Booking Fee Revenue and other service charges or fees paid by Vendors from services provided by or through the Galileo System including Air and Non-Air (hotel, car, rail, ferry, cruise, tour, charter, and leisure), Apollo Headlines (net of OAG or similar commissions), multi-access fees, and including cancellations, inquiries, or other services but excluding any revenue generated from Spectrum.

                  2. SPLIT OF NTP REVENUE. NTP REVENUE, WHERE ANY COPY OF THE PASSENGER NAME RECORD ("PNR") OR THE EQUIVALENT ASSOCIATED WITH SUCH TRANSACTION RESIDES IN THE GALILEO SYSTEM, WILL BE SPLIT AS FOLLOWS. (REFERENCES TO "YEAR" ARE TO A TWELVE MONTH PERIOD FOLLOWING THE CLOSING DATE OR ITS ANNIVERSARY.)


                  Year                      Galileo           Distributor
                  Year 1                         48%          52%
                  Year 2                         48%          52%
                  Year 3                         49%          51%
                  Year 4
                  and beyond                     50%          50%

                  55. SPLIT OF OTHER CUSTOMER REVENUE. OTHER CUSTOMER REVENUE WILL BE SPLIT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.11 AND 8.8 OF THE PARTNERSHIP AGREEMENT.

                                  Attachment E

                             Gateway Router Services

                  1. IN RELATION TO THE GATEWAY ROUTER DISTRIBUTOR SHALL EITHER ITSELF OR THROUGH AN AFFILIATE:

                            (i) make available the necessary space and utilities at such location as may be agreed between Galileo and Distributor;

                            (ii) provide such equipment and services as may be necessary to enable the provision of Galileo's Distribution Services in the Territory in conjunction with the Gateway Router;

                            (iii) operate the Gateway Router to enable the provision of Galileo's Distribution Services in the Territory;

                            (iv) provide such suitably qualified staff as may be necessary to operate the Gateway Router; and

                            (v) procure the provision of all necessary maintenance and support services in relation to the operation of the Gateway Router.

                  2. GALILEO SHALL PAY DISTRIBUTOR'S OR, IF APPLICABLE, ITS AFFILIATE'S COST IN RESPECT OF THE PROVISION OF THE SERVICES SET OUT IN CLAUSE L OF THIS ATTACHMENT.

                                  ATTACHMENT F

ASSOCIATE DISTRIBUTOR TERRITORIES

         A.       ARABI
                  ALGERIA
                  Bahrain
                  Djibouti
                  Egypt
                  Jordan
                  Kuwait
                  Lebanon
                  Lybia
                  Mauritania
                  Morocco
                  Oman
                  Qatar
                  Saudi Arabia
                  Somalia
                  Sudan
                  Syria
                  Tunisia
                  United Arab Emirates
                  Yemen

         B  OPTIONAL TERRITORIES (UNTIL 20 OCTOBER 1993)

                  Angola
                  Bangladesh
                  Burundi
                  Cameroon
                  Chad
                  Equatorial Guinea
                  Gabon
                  Ghana
                  India
                  Iran
                  Kenya
                  Madagascar
                  Malawi

                  Mali
                  Mauritius
                  Mozambique
                  Nigeria
                  Pakistan
                  Rwanda
                  Sri Lanka
                  Tanzania
                  Uganda
                  Zaire
                  Zimbabwe
                  Zambia

2.       SOUTHERN CROSS

                  Australia
                  New Zealand
                  Papua New Guinea
                        Islands in the South Pacific Ocean (other than
                  dependencies of the USA)

3.       GALILEO DANMARK

                  Denmark
                  Finland
                  Iceland
                  Norway
                  Sweden


4.       MALEV

                  Hungary


5.       SAA

                  South Africa
                  Independent Homelands
                  Namibia

                  Botswana
                  Lenotho
                  Swaziland

6.       AVENSA

                  Venezuela



                                       3